Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES THIRD QUARTER 2003 RESULTS

Philadelphia, PA – October 15, 2003.   Crown Holdings, Inc. (NYSE:CCK) today announced its results for the third quarter and nine months ended September 30, 2003.

For the third quarter of 2003, the Company reported net income of $6 million, or $0.04 per diluted share, compared to $71 million, or $0.45 per dilued share, in the third quarter of 2002. Year-to-date, the Company’s net income increased to $22 million, or $0.13 per diluted share, compared to a net loss of $933 million, or $6.68 per diluted share, for the first nine months of 2002. The first nine months of 2002 included a $1,014 million charge for the cumulative effect of a change in accounting for goodwill, or $7.26 per diluted share. Before the cumulative effect of a change in accounting, the Company had net income of $81 million, or $0.58 per diluted share in the first nine months of 2002.

Net sales in the third quarter were $1,853 million, down 2.1% compared to the $1,892 million of net sales in the prior year period. For the first nine months of 2003, net sales were $5,039 million, down 4.0% compared to net sales of $5,248 million for the same period in 2002. The decline in net sales was anticipated and reflects the impact of divested operations (which accounted for $195 million of net sales in the third quarter of 2002 and $595 million for the first nine months of 2002). Net sales for 2003 also reflect the positive effects of stronger foreign currencies ($123 million and $381 million in the third quarter and nine months ended September 30, 2003, respectively).

Gross profit in the third quarter was $240 million, or 13.0% of net sales, compared to $246 million, or 13.0% of net sales, in the 2002 third quarter. For the nine months ended September 30, 2003, gross profit was $607 million, or 12.0% of net sales, compared to $657 million, or 12.5% of net sales, in the same prior year period. The reduced gross profit and gross profit margin reflect increased pension expense ($16 million, or 0.9% of net sales and $46 million, also 0.9% of net sales, in the third quarter and nine month period, respectively) and divested operations (which contributed $20 million and $61 million of gross profit in last year’s third quarter and nine month period, respectively). These factors offset improvements realized from stronger foreign currencies.

Selling and administrative expenses totaled $80 million in the third quarter of 2003 compared to $81 million in the same prior year period. During the quarter, the effects of stronger foreign currencies offset the impact of divested operations (which had selling and administrative expense of $6 million in the 2002 third quarter). For the first nine months of 2003, selling and administrative expenses were $242 million compared to $233 million last year, also reflecting the effects of currency translation and divested operations (which had selling and administrative expense of $19 million in the first nine months of 2002).

Segment income for the Company was $157 million, or 8.5% of net sales, in the 2003 third quarter and $362 million, or 7.2% of net sales, for the nine months. This compared to $164 million, or 8.7% of net sales, and $421 million, or 8.0% of net sales, respectively, for the same prior year periods. The lower segment income is attributable to the impact of divested operations (which contributed $14 million and $42 million of segment income in the third quarter and nine months ended September 30, 2002, respectively) and to the increased pension expense. Reconciliations of segment income to segment income excluding divested operations (which is a non-GAAP measure) for the three and nine month periods ended September 30, 2003 are presented below to allow investors to compare operating performance of the Company’s current operations.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

	September 30, 2002

		Divested	Current	September 30, 2003
Three months ended	As reported	Operations	Operations	(as reported)

Net sales	$1,892	$195	$1,697	$1,853

Cost of products sold	1,538	158	1,380	1,505
Depreciation and amortization	100	16	84	84
Pension expense	8	1	7	24

Gross profit	246	20	226	240

Selling and administrative expense	81	6	75	80
Provision for restructuring	1		1	3

Segment income	$164	$14	$150	$157

	September 30, 2002

		Divested	Current	September 30, 2003
Nine months ended	As reported	Operations	Operations	(as reported)

Net sales	$5,248	$595	$4,653	$5,039

Cost of products sold	4,282	488	3,794	4,115
Depreciation and amortization	285	43	242	247
Pension expense	24	3	21	70

Gross profit	657	61	596	607

Selling and administrative expense	233	19	214	242
Provision for restructuring	3		3	3

Segment income	$421	$42	$379	$362

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Overall, volumes remained firm in spite of challenging economic conditions in many of our markets. At the same time, pricing for some of our products remained unacceptably low.”

Mr. Conway continued, “As we move into the 2003 fourth quarter and look ahead, we see tremendous opportunities to help both current and prospective customers differentiate their products by enhancing consumer appeal. Our proprietary can shaping technology is an example of Crown’s leadership in developing and bringing value-added innovations to the market.”

The Americas Division reported net sales of $734 million in the third quarter, $128 million lower than the prior year period, reflecting operations divested in 2002. Those divested operations accounted for $145 million of the Americas Division’s net sales in last year’s third quarter. Segment income for the Division was $43 million, or 5.9% of net sales, compared to 7.9% of net sales in last year’s third quarter. The reduced margin primarily resulted from pension expense increasing to $21 million, or 2.9% of net sales, in the 2003 third quarter compared to $15 million, or 1.7% of net sales, in the third quarter of 2002.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The European Division generated net sales of $1,023 million in the third quarter, an increase of $79 million, or 8.4%, over last year’s third quarter. The increase reflects the positive effects of currency translation ($110 million) which offset divested operations (which accounted for $50 million of net sales in the third quarter of 2002). Segment income was $116 million, an increase of $4 million, or 3.6%, over last year’s third quarter. As a percentage of net sales, segment income was 11.3% compared to 11.9% in last year’s same quarter. In the third quarter of 2003, pension expense was $3 million, or 0.3% of net sales, compared to pension income of $7 million, or 0.7% of net sales, in the prior year period.

The Asia-Pacific Division reported net sales of $96 million in the third quarter of 2003 compared to $86 million in the prior year period. Segment income increased 45.5% to $16 million, or 16.7% of net sales, compared to third quarter 2002 segment income of $11 million, which was 12.8% of net sales. Year to date, net sales increased to $262 million, up 5.6% over the $248 million in the first nine months of 2002. Segment income for the first nine months of 2003 was $38 million, or 14.5% of net sales, a $9 million, or 31.0%, increase, compared to the $29 million, which was 11.7% of net sales, in the same prior year period.

The Company currently estimates that contributions to pension plans will total approximately $125 million in 2003, of which $103 million has already been contributed during the first nine months. Net interest expense (interest expense of $103 million less $5 million of interest income) in the third quarter was $98 million, up $16 million from the $82 million in the third quarter of 2002. The increase reflects the impact of the previously announced refinancing completed in February 2003. As expected, this resulted in higher average borrowing rates, which were partially offset by lower average debt outstanding. For the nine months, net interest expense was $273 million compared to $256 million for the same period last year. The effective income tax rate for the third quarter was affected by provisions and losses in certain jurisdictions for which no tax benefit was available.

Debt and cash amounts were:

	September 30,	June 30,	December 31,	September 30,
	2003	2003	2002	2002

Total debt	$4,272	$4,364	$4,054	$4,584
Cash	432	438	363	246

	$3,840	$3,926	$3,691	$4,338

Receivables securitization	$160	$120	$100	$195

Third Quarter Charges/Credits

During the third quarter, the Company recorded a charge of $3 million ($3 million after-tax or $0.02 per diluted share) for severance costs associated with a reduction in force of 80 salaried employees in the U.S.

Additionally, during the third quarter and in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded a charge of $46 million ($44 million after-tax or $0.27 per diluted share) primarily related to the writedown of (i) the Company’s investment in Argentina, due to continuing local economic issues and the resultant impact on our business, (ii) conventional 202 diameter beverage ends assets in the U.S. as the Company continues to convert its patented SuperEnd™ technology and (iii) lithography assets in the U.S. due to the reorganization of these service centers.

The Company anticipates that the actions described above will result in an improvement to segment income of $13 million ($13 million after-tax or $0.08 per diluted share) on an annualized basis.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company recorded a gain of $47 million ($28 million after-tax, or $0.17 per diluted share) in the third quarter of 2003 on the translation of net U.S. dollar-denominated debt in Europe. For the nine months, the gain was $111 million ($81 million after-tax, or $0.49 per diluted share).

The table below highlights the impact on earnings per share from the following items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Per diluted share)	2003	2002	2003	2002

Cumulative effect of change in accounting				($7.26)
Provision for asset impairments and gain / (loss) on sale of assets	($.27)	($.02)	($.27)	( .25)
Foreign exchange impact	.17	( .02)	.49	( .10)
Provision for restructuring	( .02)		( .02)	( .02)
Writedown of Constar equity investment			( .13)
IPO related expenses		( .02)		( .02)
Gain / (loss) from early extinguishment of debt		.02	( .07)	.20
Carryback of U.S. tax losses		.15		.17

Conference Call

The Company will hold a conference call tomorrow, October 16, 2003 at 11:00 a.m. (EDT) to discuss this news release. The dial-in numbers for the conference call are (630) 395-0026 or toll free (800) 857-4151 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on Thrusday, October 23. The telephone numbers for the replay are (402) 998-0483 or toll free (800) 756-4704 and the access passcode is 2765. A web cast of the call will be made available to the public on the Internet at the Company’s website, www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include the Company’s pricing, the ability of the Company to realize cost savings from its restructuring programs and to innovate new designs and technologies for its products that add-value and differentiate products, the Company’s pension obligations and the investment performance of the Company’s pension plans. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2002 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc. is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088. or
Edward Bisno, Bisno Communications, (917) 881-5441.

Consolidated Statements of Operations follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations

(In millions, except share date and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$1,853	$1,892	$5,039	$5,248

Cost of products sold	1,505	1,538	4,115	4,282
Depreciation and amortization	84	100	247	285
Pension expense	24	8	70	24

Gross Profit	240	246	607	657

Selling and administrative expense	80	81	242	233
Provision for restructuring	3	1	3	3

Segment income	157	164	362	421

Provision for asset impairments and (gain) / loss on sale of assets	46	3	43	27
(Gain) / loss from early extinguishment of debt (1)		(3)	9	(28)
Interest expense	103	84	283	263
Interest income	(5)	(2)	(10)	(7)
Translation and foreign exchange adjustments	(48)	6	(117)	24

Income before income taxes, minority interests and cumulative effect of a change in accounting	61	76	154	142

Provision for income taxes	45	3	84	49
Minority interests, net of equity earnings	(10)	(2)	(48)	(12)

Income before cumulative effect of a change in accounting	6	71	22	81
Cumulative effect of a change in accounting (2)				(1,014)

Net income / (loss)	$6	$71	$22	($933)

Income / (loss) per average common share:
Basic:
- before cumulative effect of a change in accounting	$.04	$.45	$.13	$.58

- after cumulative effect of a change in accounting	$.04	$.45	$.13	($6.73)

Diluted:
- before cumulative effect of a change in accounting	$.04	$.45	$.13	$.58

- after cumulative effect of a change in accounting	$.04	$.45	$.13	($6.68)

Weighted average common shares outstanding:
Basic	164,942,505	158,436,064	164,569,322	138,562,633
Diluted	166,182,474	159,050,051	165,617,818	139,739,161
Actual common shares outstanding	164,959,237	159,332,904	164,959,237	159,332,904

Notes:

(1)  Prior year amounts reflect the reclassification from extraordinary earnings in compliance with SFAS No. 145.

(2)  Transition adjustment from the adoption on January 1, 2002 of SFAS No. 142, “Goodwill and Other Intangible Assets.”